Exhibit 10.14

April 11, 2023

Mr. Jorge Aldecoa

Dear Jorge:

This offer letter (the “Offer”) reflects the merger of reAlpha Asset Management, Inc. and reAlpha Tech Corp on March 24, 2023 (the “Merger”), with reAlpha Tech Corp. (“Tech Corp.”) being the surviving entity. The Offer will confirm our agreement (the “Agreement”) with respect to your employment as the Chief Operating Officer of Tech Corp., having its principal place of business at 6515 Longshore Loop #100, Dublin, OH 43017. This Agreement will become effective when fully executed as reflected by the date shown on the signature page attached hereto (the “Effective Date”) and following all contingencies below being met.

Your official start date with Tech Corp. is retroactive to the Merger date.

1. Title and Job Duties.

(a)	Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ you (“Employee”) as the Chief Operating Officer of the Company (“COO”) reporting to the Chief Financial Officer of Tech Corp. (the “CFO”), if any, or if there is no CFO, the Board of Directors of the Company (the “Board”). In his capacity as COO, the Employee shall have the duties, authorities and responsibilities as set forth in the Company bylaws, or as designated from time to time by the CFO, CEO or Board, as applicable.

(b)	Employee accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company. The Employee agrees to carry out and abide by all lawful directions of the CFO, CEO or the Board, as applicable.

(c)	Without limiting the generality of the foregoing, the Employee shall not, without the written approval of the CFO, CEO or the Board, as applicable, render services of a business or commercial nature on Employee’s own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder; provided that the foregoing shall not prevent the Employee from: (i) serving on the boards of directors of non-profit organizations and, with the prior written approval from the Company, other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments, so long as such activities in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2. Salary and Additional Compensation.

(a)	Base Salary. The Company shall pay to the Employee an annual base salary of $200,000 (the “Base Salary”), less applicable withholdings and deductions, in accordance with the Company’s normal payroll procedures. Upon a successful Nasdaq Follow-on Offering ($8M+ capital raised), the Employee’s annual base salary shall be adjusted to $215,000, as per the approval of the Company’s compensation committee.

(b)	Discretionary Bonus. The Employee shall be eligible to earn a discretionary annual bonus of up to $50,000 (“Bonus”) based upon the achievement of pre-established performance targets, as per the approval of the Company’s compensation committee. Such Bonus shall be paid annually, less applicable withholdings and deductions.

3. Background Check. The Company may conduct a background or reference check (or both). If so, then Employee agrees to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the sole discretion of the Company.

4. Expenses. In accordance with Company policy, the Company shall reimburse the Employee for all reasonable business expenses properly and reasonably incurred and paid by the Employee in the performance of his duties under this Agreement upon the Employee’s presentment of detailed receipts in the form required by the Company’s policy.

5. Benefits.

(a)	Vacation. Our unlimited vacation policy allows employees to take as much leave as they need. Employees need time to rest and enjoy themselves outside work. Putting a cap on this important time doesn’t help our effort to achieve high levels of employee satisfaction and productivity. This policy is based on mutual trust between employer and employee. It gives employees opportunities to work or take time off as they see fit if they keep fulfilling their duties.

(b)	Health Insurance and Other Plans. The Employee shall be eligible to participate in the Company’s medical and other employee benefit programs that are provided by the Company for its employees generally, at levels commensurate with the Employee’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

6. Term and Termination. The terms set forth in this Agreement will commence on the Effective Date and shall remain in effect until termination by either party. Either party may terminate the Employee’s employment on an at-will basis at any time and for any reason or no reason, upon written notice to the other party. Company and Employee shall agree on a mutually acceptable start date, which shall be as promptly as practically possible following the Effective Date of this Agreement.

7. Confidentiality Agreement.

(a)	Employee understands that during his employment with the Company, he may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company, Tech Corp, each of their affiliates, or its and their customers, vendors or other third parties, including, without limitation, any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including, without limitation, information Employee and others have collected, obtained or created, information pertaining to customers, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Employee agrees to observe all Company policies and procedures concerning such Confidential Information. Employee further agrees not to disclose or use, either during his employment or at any time thereafter, any Confidential Information for any purpose, including, without limitation, any competitive purpose, unless authorized to do so by the Company in writing, except that he may disclose and use such information in the good faith performance of his duties for the Company. Employee’s obligations under this Agreement will continue with respect to Confidential Information, whether or not his employment is terminated, until such information becomes generally available from public sources through no fault of the Employee or any representative of Employee. Notwithstanding the foregoing, however, Employee shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that he first notifies the Company of such subpoena, order or other requirement and such that the Company has the opportunity to obtain a protective order or other appropriate remedy.

(b)	During Employee’s employment with the Company, upon the Company’s request, or upon the termination of his employment for any reason, Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, smartphones, hardware, software, drawings, blueprints, and any other material belonging to the Company or any of its customers, including all materials pertaining to Confidential Information developed by Employee or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in his possession, custody or control. Notwithstanding anything in this Section 6 to the contrary, Employee shall not be required to return to the Company apparatuses, computers, smartphones, or other devices that are owned by Employee and not by the Company, but Employee may be required to deliver such devices to the Company or its designee for a period during which the Company shall delete from such devices Confidential Information of the Company or their affiliates, if any.

8. Assignment of Intellectual Property.

(a)	The Employee will promptly disclose to the Company any idea, invention, discovery, or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with others at any time during his employment with the Company or its affiliates. Employee agrees that the Company owns any such Creations, conceived, or made by Employee alone or with others at any time during his employment, and Employee hereby assigns and agrees to assign to the Company all moral or other rights he has or may acquire therein and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. Employee hereby waives and relinquishes all moral rights he has or may acquire in the Creations and agrees to execute any and all other waivers and instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of his employment with respect to Creations and derivatives of such Creations conceived or made during his employment with the Company. The Company and Employee understand that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on his own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Company, or (ii) results in any way from his work at the Company.

(b)	In any jurisdiction in which moral rights cannot be assigned, Employee hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any state or country of the world that Employee may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its affiliates claiming that Employee’s moral rights have been violated.

(c)	Employee agrees to cooperate fully with the Company both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks, and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. The Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Employee further agrees that if the Company is unable, after reasonable effort, to secure Employee’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as his agent and attorney-in-fact and the Employee hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9. Non-Competition Agreement.

(a)	The Employee will not, for a period of two (2) years following the termination of his employment for any reason (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business of a short-term rental business competitor (such business, the “Restricted Business”). Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than five percent (5%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any shares of capital stock of Company.

(b)	During the Restricted Period, the Employee will not directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity, (i) solicit or hire (or assist or encourage any other person or entity to solicit or hire), or otherwise interfere in any manner with any employee, advertiser or strategic partner of the Company (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business.

(c)	The Employee agrees that the foregoing covenants are reasonable with respect to their duration, geographic area, and scope. If a judicial determination is made that any provision of this Section 8 constitutes an unreasonable or otherwise unenforceable restriction against the Employee, then the provisions of this Section 8 shall be rendered void with respect to the Employee only to the extent such judicial determination finds such provisions to be unenforceable. In that regard, any judicial authority construing this Section 8 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 8 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 8 is determined not to be specifically enforceable, the Company may be entitled to recover monetary damages as a result of the breach of such agreement.

(d)	For purposes of this Agreement, the term “Restricted Area” means any geographical area in which a material amount of the business of the Company is conducted or pursued at any time during the Restricted Period.

10. Representation and Warranty. The Employee represents and warrants to the Company that Employee is not subject to any agreement restricting his ability to enter into this Agreement and fully carry out his duties and responsibilities hereunder. The Employee hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including reasonable attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation and warranty.

11. Notice. Any notice or other communication required or permitted to be given to any of the parties hereto shall be deemed to have been given if personally delivered, or if sent by nationally recognized overnight courier, and addressed as follows:

If to the Employee, to:

the address shown on the records of the Company.

Email:

If to the Company, to:

c/o reAlpha Tech Corp.
6515 Longshore Loop #100
Dublin, OH 43017
Email: mike@realpha.com

Either party’s notice address may be changed at any time immediately upon delivery of written notice to the other party, which may be by U.S. mail, courier, or electronic mail.

12. Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

13. Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to the conflict of law provisions thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in Ohio over any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such Ohio state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

14. Waiver. The waiver by any of the parties hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

15. Injunctive Relief. Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Sections 6, 7 or 8 would result in material irreparable injury to the goodwill of the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order or preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Section 6, 7 or 8 of this Agreement, in addition to all other remedies available at law or in equity.

16. Assignment. This Agreement is a personal contract, and the Employee may not sell, transfer, assign, pledge or hypothecate his rights, interests, and obligations hereunder. Except as otherwise expressly provided, this Agreement shall be binding upon and shall inure to the benefit of the Employee and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns

17. Entire Agreement. This Agreement (together with any Exhibits attached hereto) embodies all of the representations, warranties, and agreements between the parties hereto relating to the Employee’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the parties hereto relating to the Employee’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to the Employee’s employment. This Agreement may not be amended or modified except by a writing signed by each of the parties hereto.

[Signature page follows.]

Company:

By:	/s/ Mike Logozzo

Mike Logozzo
Authorized Signatory
Agreed to and Accepted by Employee:

/s/ Jorge Aldecoa
Jorge Aldecoa

Date:	04/11/23